EXHIBIT 5.2

UNDERTAKING RE: STATUS OF FAVORABLE DETERMINATION LETTER COVERING
THE HEWLETT-PACKARD COMPANY 401(K) PLAN

Hewlett-Packard Company has received a favorable determination letter from the Internal Revenue Service (the “IRS”) concerning the qualification of the Hewlett-Packard Company 401(k) Plan (the “Plan”) under Section 401(a) and related provisions of the Internal Revenue Code of 1986, as amended. HP will submit any future material amendments to the Plan to the IRS with a request for a favorable determination that the Plan as amended, continues to so qualify.